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Terra Industries Inc.

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On September 24, 2009, Terra Industries Inc. (“Terra”) used the following presentation at the Sterne Agee & Leach HarvestFest and posted it on Terra’s website (www.terraindustries.com):

Potential Effects of Proposed Climate Change Legislation on the U.S. Fertilizer Industry Presented by: Joe Ewing, VP, Investor Relations Sterne Agee & Leach HarvestFest September 24, 2009

Forward-Looking Statements Certain statements in this communication may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Terra undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. Words such as "expects," "intends," "plans," "projects," "believes," "estimates," and similar expressions are used to identify these forward-looking statements. These include, among others, statements relating to: changes in financial markets, general economic conditions within the agricultural industry, competitive factors and price changes (principally, sales prices of nitrogen and methanol products and natural gas costs), changes in product mix, changes in the seasonality of demand patterns, changes in weather conditions, changes in environmental and other government regulation, and changes in agricultural regulations. Additional information as to these factors can be found in Terra's 2008 Annual Report/10-K, in the sections entitled "Business," "Legal Proceedings," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in the Notes to the consolidated financial statements.

Important Information and Where to Find It On September 18, 2009, Terra filed with the Securities and Exchange Commission (the "SEC") a revised preliminary proxy statement in connection with its 2009 Annual Meeting, which is available free of charge at the SEC's Web site at www.sec.gov and Terra's Web site at www.terraindustries.com. Terra plans to file with the SEC and mail to its stockholders a definitive proxy statement in connection with its 2009 Annual Meeting. Investors and security holders are urged to read the revised preliminary proxy statement, which is available now, and the definitive proxy statement relating to the 2009 Annual Meeting and any other relevant documents filed with the SEC when they become available, because they will contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents (when available) that Terra files with the SEC at the SEC's Web site at www.sec.gov and Terra's Web site at www.terraindustries.com. In addition, the definitive proxy statement and other documents filed by Terra with the SEC may be obtained from Terra free of charge by directing a request to Terra Industries Inc., Attn: Investor Relations, Terra Industries Inc., 600 Fourth Street, P.O. Box 6000, Sioux City, IA 51102-6000. Important Additional Information

Certain Information Concerning Participants Terra, its directors, executive officers and certain employees specified in Annex A to Terra's revised preliminary proxy statement for the 2009 Annual Meeting, which was filed with the SEC on September 18, 2009, are participants in the solicitation of Terra's security holders in connection with its 2009 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Terra's Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on February 27, 2009 and amended on April 28, 2009, and its revised preliminary proxy statement for the 2009 Annual Meeting, which was filed with the SEC on September 18, 2009. To the extent holdings of Terra securities have changed since the amounts printed in the revised preliminary proxy statement for the 2009 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such individuals can also be obtained from the revised preliminary proxy statement relating to the 2009 Annual Meeting, which is available now, and the definitive proxy statement relating to the 2009 Annual Meeting when it is filed by Terra with the SEC. These documents (when available) may be obtained free of charge from the SEC's Web site at www.sec.gov and Terra's Web site at www.terraindustries.com. Important Additional Information (cont'd)

The leading pure-play nitrogen company with focus on more stable, higher margin products Leading pure play producer of nitrogen fertilizer Serves both agriculture and more stable industrial customers Upgrades significant portion of ammonia capacity to higher value- added products Focus on higher margin products vs. ammonia and urea Facilities ideally located to take advantage of low-cost natural gas and favorable transportation costs Source: Terra management. 2008 customer mix by revenue 2008 product mix by revenue 2008 revenue: $2,891 million 2008 revenue: $2,891 million

Well positioned to capture growth Upgrading enables greater growth and is designed to add value Source: Terra management. Notes: At 100% capacity. Includes additional Woodward UAN capacity (planned by end of 2010). Excludes Trinidad and UK joint ventures. Terra upgrades a significant portion of its ammonia capacity to leverage exposure to faster growing, higher margin products (thousands of short tons)

Terra is exposed to advantaged geographies and feedstocks 65% of Terra's total ammonia production volume is located inland or in gas advantaged regions Terra's mid-continent plants have lower transportation costs Terra has deliberately located its core manufacturing assets away from the U.S. Gulf Coast, where import competition is most severe United Kingdom Note: Shaded states indicate Cornbelt. Terra's production is ideally situated to serve the Cornbelt Terra Production Trinidad and Tobago NatGas at basis advantage to Henry Hub

Strong nitrogen industry fundamentals Stable margin industrial and growing environmental businesses Industrial Chemicals Environmental Technologies Growth driven by increased emission reduction requirements Stable margin business Leading North American producer of ammonia and derivatives, such as: Ammonium nitrate as a blasting product for mining applications Nitric acid as a raw material for nylon fibers, polyurethane foams, specialty fibers, and other nitrogen products Leader in NOx abatement reagents The leading North American diesel exhaust fluid (DEF) producer Dedicated DEF production capacity Dedicated technical team Full supply chain oversight

Proposed Climate Change Legislation

Today's discussion Pertains to potential future legislation; there is no current Climate Change law Covers provisions of the Waxman-Markey Bill (H.R. 2454), which has passed the House Senate will initiate its own bill, possibly premised on H.R. 2454 Focuses on potential effects on nitrogen production, Terra's area of expertise Relies on information available today, which is unclear/undetermined in many respects, to make future projections Many of the messages you hear today are messages Terra and others in the fertilizer industry are communicating to our representatives to affect the final legislation.

H.R. 2454: Bill provisions Would set an economy-wide cap on CO2 emissions In 2014 the economy-wide cap would be 5.099 billion tons of CO2 equivalent (2005 level) per year The nitrogen industry emits about 4 million tons, or about 1% 2005 was an unusual year, due to Hurricanes Katrina and Rita The economy-wide cap would reduce to 1.035 billion tons of CO2 equivalent in 2050 (pre-1910 level) Covered entities would acquire and hold an allowance for each ton emitted during the year Some covered entities would receive some of their required emissions allowances as a free allocation from EPA; additional allowances would need to be purchased Under current provisions, the nitrogen industry would be allotted some free allowances

H.R. 2454: Bill provisions (continued) 15% of total allowances in 2014 (765 million) would be distributed for free to eligible energy intensive and trade vulnerable industries Nitrogen manufacturing is energy intensive and is considered trade vulnerable: 50% of current U.S. nitrogen demand is met by imports There could be more than 40 trade vulnerable industries that would share the 15% of the cap Other energy-intensive and trade vulnerable industries include: Steel Iron Aluminum Glass Cement Basic chemicals The size of the annual free allocation would decline, leading to a complete phase-out by 2035

H.R. 2454: Bill provisions (continued) It is impossible to predict exactly how many free allowances a particular entity may get; depends on: The emissions of the entity and The emissions of all other eligible industries (steel, iron, aluminum, glass, cement, basic chemicals, etc.) All of the trade vulnerable industries would seek free allowances from a limited and defined pool and that pool would shrink each year Emissions not covered by free allowances would need to be purchased

Potential effects of climate change legislation Domestic fertilizer industry: Direct effect - cost of CO2 emissions allowances Indirect effect - potentially higher domestic natural gas and electricity prices U.S. agricultural production: Potentially higher energy and other input prices for crops and livestock Source: The Fertilizer Institute

Summary of potential impact on U.S. fertilizer industry by sector Nitrogen Covered (eligible "trade vulnerable" industry), but too much uncertainty: Impossible to know how many free allocations a company may get beginning in 2014, and the company would be responsible for purchasing the extra allowances it needs each year Would likely have to pay higher energy prices, particularly for natural gas U.S. nitrogen industry spent $3 billion on natural gas in 2008 A $3.00/MMBtu increase in natural gas prices would raise nitrogen production costs by $1 billion Potash Would likely have to pay higher energy prices, particularly for natural gas Phosphates Uncertain whether producers would qualify for free allowances under the current bill, so may be responsible for purchasing the allowances they need each year Would likely have to pay higher energy prices, particularly for electricity Source: The Fertilizer Institute

Domestic producers would compete with imports from countries with no climate change legislation Trinidad and Tobago Canada Russia Middle East Ukraine China Venezuela Other Trinidad and Tobago 0.341 0.173 0.15 0.092 0.051 0.047 0.036 0.11 11.73 million tons N Sources: The Fertilizer Institute and U.S. Department of Commerce

~35% of CO2 emissions are from heat/energy production. These emissions are eligible for reduction, but the industry has already voluntarily reduced them by more than 30% since 1990. Additional reductions would be costly and difficult. Heat/Energy Process/Feedstock 0.35 0.65 Current version of bill does not provide for feedstock issue specific to the nitrogen manufacturing industry ~65% of CO2 emissions are from process/feedstock sources. These emissions cannot be reduced with any known technology. Sources: Terra estimates, TFI

Potential cost of proposed legislation to U.S. nitrogen producers Direct cost of allowances the industry would need to purchase to offset emissions Estimated cost of $1.02 - $1.43 billion, before free allowances Indirect increase in electricity costs (through suppliers' purchases of emissions allowances and electricity cogeneration) Estimated cost of $77 - $108 million* Unknown impact of fuel switching, which would likely raise the price of natural gas Could easily exceed $1 billion These factors would place the domestic nitrogen industry at a competitive disadvantage to foreign producers from countries without the additional costs associated with meeting requirements of climate change laws. * Computed using 2008 nitrogen production data and a CO2 cost of $25-$35/ton trading price. Source: The Fertilizer Institute

Proposed allowances timeline 2026: Energy intensive/trade vulnerable industries would lose 15% of allowances. 2035: Allowances would end. 2050: Pre-1910 emissions levels (1875 levels on a per-capita basis.) Nitrogen industry emissions level with no reductions.

EPA estimates of energy cost increases are extremely conservative Why we have a different view: A coal cost increase of 100% would lead to a larger increase in natural gas prices than estimated A CO2 cost increase of $10/ton would not encourage compliance; we believe the cost per ton would need to be higher Estimates of the number of new nuclear facilities appear to be substantially overstated substantially overstated substantially overstated substantially overstated substantially overstated substantially overstated substantially overstated substantially overstated Source: The Fertilizer Institute

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